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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /
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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to § 240.14a-12
U.S. BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    225 South Sixth Street
    Minneapolis, Minnesota 55402
    (612) 973-1111

    March 8, 2002

    Dear Shareholders:

            You are cordially invited to join us for our 2002 annual meeting of shareholders, which will be held on Tuesday, April 16, 2002, at 11:00 a.m., Central Time, at the America's Center, 701 Convention Plaza in downtown St. Louis, Missouri. For your convenience, a map showing the location of the America's Center is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of February 22, 2002 are entitled to notice of and to vote at the 2002 annual meeting.

            The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

            We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

            If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under "How can I attend the meeting?" on page 4 of the proxy statement.

            We look forward to seeing you at the annual meeting.

    Sincerely,

Jerry A. Grundhofer President and Chief Executive Officer	John F. Grundhofer Chairman

    225 South Sixth Street
    Minneapolis, Minnesota 55402
    (612) 973-1111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, April 16, 2002, at 11:00 a.m. Central Time
Place:	America's Center 701 Convention Plaza St. Louis, Missouri
Items of Business:	1.	The election of six directors, each for a three-year term.
	2.	The ratification of the selection of PricewaterhouseCoopers LLP as U.S. Bancorp's independent auditors for the fiscal year ending December 31, 2002.
	3.	A shareholder proposal to require simple majority voting.
	4.	Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 22, 2002.
Voting by Proxy:
If you cannot attend the annual meeting in person, you may vote your shares by telephone or via the Internet by no later than 7:00 p.m. Eastern Time on April 15, 2002 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card. We encourage you to vote by telephone or via the Internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to U.S. Bank for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Lee R. Mitau Secretary

      March 8, 2002

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
What is the purpose of the meeting?	1
Who is entitled to vote at the meeting?	1
What are my voting rights?	1
How many shares must be present to hold the meeting?	1
How do I vote my shares?	1
What is the difference between a shareholder of record and a "street name" holder?	2
How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan or other plans of U.S. Bancorp?	2
What does it mean if I receive more than one proxy card?	2
Can I vote my shares in person at the meeting?	2
What vote is required for the election of directors or for a proposal to be approved?	2
How are votes counted?	3
How does the Board recommend that I vote?	3
What if I do not specify how I want my shares voted?	3
Can I change my vote after submitting my proxy?	3
How can I attend the meeting?	4
Who pays for the cost of proxy preparation and solicitation?	4
Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?	4
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGERS	5
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7
PROPOSAL 1—ELECTION OF DIRECTORS	8
CLASS I DIRECTORS—NOMINEES FOR TERMS ENDING IN 2005	9
CLASS II DIRECTORS—TERMS ENDING IN 2003	10
CLASS III DIRECTORS—TERMS ENDING IN 2004	11
INFORMATION REGARDING THE BOARD OF DIRECTORS	12
Board Meetings and Committees	12
Director Compensation Policy and Retirement Plan	14
EXECUTIVE COMPENSATION	16
Report of the Compensation Committee	16
Employment and Change-in-Control Agreements	17
Summary Compensation Table	18
Option Grants in Last Fiscal Year	20
Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option Values	21
Defined Benefit Pension Plans	21

i

Non-Qualified Retirement Plan	22
Other Retirement Benefits	24
STOCK PERFORMANCE CHART	25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
Compensation Committee Interlocks and Insider Participation	25
Stock Repurchases	25
Loans to Directors and Executive Officers	26
Other Transactions	26
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS	27
Audit Committee Report	27
Audit Fees, Audit-Related Fees, Financial Information Systems Design and Implementation Fees, and All Other Fees	27
PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITORS	28
PROPOSAL 3—SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING	28
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING	29
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K	30
OTHER MATTERS	30

ii

PROXY STATEMENT
2002 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 16, 2002

        The Board of Directors of U.S. Bancorp is soliciting proxies for use at the annual meeting of shareholders to be held on April 16, 2002, and at any adjournment of the meeting. This proxy statement and the enclosed form of proxy are first being mailed or given to shareholders on or about March 8, 2002.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of our independent auditors, and consideration of a shareholder proposal. Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set February 22, 2002 as the record date for the annual meeting. If you were a shareholder of record at the close of business on February 22, 2002, you are entitled to vote at the meeting.

As of the record date, 1,908,485,712 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,908,485,712 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-third of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

  •
  you are present and vote in person at the meeting; or

  •
  you have properly submitted a proxy card by mail, by telephone or over the Internet.

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

  •
  over the telephone by calling a toll-free number;

  •
  electronically, using the Internet; or

  •
  by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy to us before the annual meeting.

If you hold your shares in "street name," you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described above under "How do I vote my shares?"

How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan or other plans of U.S. Bancorp?

If you hold any shares in the U.S. Bancorp 401(k) Savings Plan or other plans of U.S. Bancorp, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least 10 days prior to the annual meeting in order to count. In accordance with the terms of the plans, the trustee will vote all of the shares held in the plans in the same proportion as the actual proxy votes submitted by plan participants at least 10 days prior to the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or via the Internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan or another plan of U.S. Bancorp, you may submit a proxy vote as described above, but you may not vote your Savings Plan or other plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a majority of the voting power of the common stock present and entitled to vote at the meeting is required for the election of each director and for the approval of each proposal.

How are votes counted?

You may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for the Board of Directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular proposal or the election of directors.

If you abstain from voting on the proposals, your abstention has the same effect as a vote against those proposals. If you withhold authority to vote for one or more of the directors, this has the same effect as a vote against those directors.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange, Inc. In this situation, a "broker non-vote" occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

  •
  FOR all of the nominees for director;

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLP as U.S. Bancorp's independent auditors for the fiscal year ending December 31, 2002; and

  •
  AGAINST the shareholder proposal.

What if I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares on your proxy card or when giving your proxy by telephone or via the Internet, we will vote them:

  •
  FOR all of the nominees for director;

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLP as U.S. Bancorp's independent auditors for the fiscal year ending December 31, 2002; and

  •
  AGAINST the shareholder proposal.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

  •
  by sending a written notice of revocation to the Secretary of U.S. Bancorp;

  •
  by submitting a later-dated proxy to the Secretary of U.S. Bancorp;

  •
  by submitting a later-dated proxy by telephone or via the Internet; or

  •
  by voting in person at the meeting.

How can I attend the meeting?

Shareholders may be asked to present valid picture identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

Please let us know if you plan to attend the meeting when you return your proxy, by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Who pays for the cost of proxy preparation and solicitation?

U.S. Bancorp pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $11,500, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?

Yes. If you are a shareholder of record or if your shares are held in our 401(k) Savings Plan or other plans of U.S. Bancorp, you may request and consent to electronic delivery of future proxy statements and annual reports by accessing the Web site www.econsent.com/usb. If your shares are held in street name, please contact your broker or bank and ask about the availability of electronic delivery.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGERS

        The following table shows how many shares of our common stock were beneficially owned as of February 8, 2002, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, no shareholder beneficially owned more than 5% of our common stock as of February 8, 2002.

        Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding
Linda L. Ahlers	55,847		*
Victoria Buyniski Gluckman	126,038	(2)(3)	*
Arthur D. Collins, Jr.	56,635		*
Peter H. Coors	59,268		*
John C. Dannemiller	140,100	(3)	*
Richard K. Davis	1,265,128	(3)(4)	*
Andrew S. Duff	762,523	(5)	*
Joshua Green III	20,212,428	(6)	1.06%
Jerry A. Grundhofer	5,480,249	(3)(7)	*
John F. Grundhofer	5,786,832	(8)	*
J.P. Hayden, Jr.	2,634,905	(9)	*
Roger L. Howe	548,880		*
Thomas H. Jacobsen	3,117,957	(10)	*
Delbert W. Johnson	79,930		*
Joel W. Johnson	32,247		*
Jerry W. Levin	65,987		*
Sheldon B. Lubar	254,042	(3)(11)	*
Frank Lyon, Jr.	14,169,470	(12)	*
Daniel F. McKeithan, Jr.	92,248	(13)	*
David M. Moffett	1,176,064	(3)(14)	*
David B. O'Maley	882,817	(3)(15)	*
O'dell M. Owens, M.D.	101,827	(3)	*
Thomas E. Petry	273,017	(3)	*
Richard G. Reiten	35,469	(3)	*
S. Walter Richey	120,468	(16)	*
Craig D. Schnuck	56,482	(17)	*
Warren R. Staley	32,388		*
Patrick T. Stokes	32,342	(3)	*
John J. Stollenwerk	62,241	(3)(18)	*
All directors and executive officers as a group (37 persons)	62,193,506	(19)	3.23%

*
Indicates less than 1%.

(1)
Includes the following shares subject to options exercisable within 60 days: Ms. Ahlers, 45,275 shares; Ms. Buyniski Gluckman, 96,080 shares; Mr. Collins, 47,794 shares; Mr. Coors, 48,108 shares; Mr. Dannemiller, 93,536 shares; Mr. Davis, 1,091,228 shares; Mr. Duff, 628,851 shares; Mr. Green, 46,023 shares; Mr. Jerry A. Grundhofer, 4,472,766 shares; Mr. John F. Grundhofer, 4,614,509 shares; Mr. Hayden, 58,565 shares; Mr. Howe, 58,743 shares; Mr. Jacobsen, 2,814,422 shares; Mr. Delbert Johnson, 49,118 shares; Mr. Joel Johnson, 28,132 shares; Mr. Levin, 48,586 shares; Mr. Lubar, 22,436 shares; Mr. Lyon, 21,036 shares; Mr. McKeithan, 25,248 shares; Mr. Moffett, 1,107,500 shares; Mr. O'Maley, 96,210 shares; Dr. Owens, 37,179 shares; Mr. Petry, 95,305 shares; Mr. Reiten, 26,139 shares; Mr. Richey, 60,516 shares; Mr. Schnuck, 39,669 shares; Mr. Staley, 28,214 shares; Mr. Stokes, 18,273 shares; and Mr. Stollenwerk, 24,829 shares.

(2)
Includes 13,500 shares held by United Medical Resources, Inc., of which Ms. Buyniski Gluckman is founder, President, Chief Executive Officer and a director.

(3)
Includes the following shares held in trust for the benefit of the director or officer pursuant to our deferred compensation plan, as to which the directors and officers have no voting or investment power: Ms. Buyniski Gluckman, 2,625 shares; Mr. Dannemiller, 48,864 shares; Mr. Davis, 33,422 shares; Mr. Jerry A. Grundhofer, 484,313 shares; Mr. Lubar, 2,770 shares; Mr. Moffett, 64,786 shares; Mr. O'Maley, 4,447 shares; Dr. Owens, 42,148 shares; Mr. Petry, 170,912 shares; Mr. Reiten, 2,180 shares; Mr. Stokes, 2,210 shares; and Mr. Stollenwerk, 4,439 shares.

(4)
Includes 51,308 shares of restricted stock subject to future vesting conditions; and 5,025 shares held in a U.S. Bancorp 401(k) savings plan.

(5)
Includes 108,483 shares of restricted stock subject to future vesting conditions.

(6)
Includes 6,247,093 shares held by Joshua Green Corporation, of which Mr. Green is Chairman and Chief Executive Officer; 12,468,881 shares held by a limited partnership, of which Joshua Green Corporation is a general partner; 17,358 shares held by a trust, as to which Mr. Green has shared voting and investment power; 17,358 shares held by Mr. Green's wife, as to which he has no voting or investment power; and 1,089,338 shares held by a charitable foundation of which Mr. Green is President, and as to which Mr. Green has shared voting and investment power.

(7)
Includes 16,135 shares held in a U.S. Bancorp 401(k) savings plan; 173,589 shares held by a trust, as to which Mr. Jerry A. Grundhofer has shared voting and investment power; and 300,268 restricted stock units, as to which he has no voting or investment power.

(8)
Includes 75,000 shares of restricted stock subject to future vesting conditions; 11,586 shares held in a U.S. Bancorp 401(k) savings plan; 1,060,738 shares held in a family trust of which Mr. John F. Grundhofer is a trustee and a beneficiary, as to which he shares voting and investment power; and 27,412 shares held by a charitable foundation created by Mr. Grundhofer.

(9)
Includes 125,829 shares held by The Midland Company and a total of 2,334,600 shares held by four subsidiaries of The Midland Company, of which Mr. Hayden is Chairman of the Executive Committee of the Board of Directors, as to which shares Mr. Hayden has no voting or investment power and disclaims beneficial ownership. Excludes 445,883 shares held by Mr. Hayden's wife, as to which he has no voting or investment power and disclaims beneficial ownership.

(10)
Includes 299,097 shares held by a trust, as to which Mr. Jacobsen has shared voting and investment power.

(11)
Excludes 159,626 shares held by Mr. Lubar's wife, as to which he has no voting or investment power and disclaims beneficial ownership; and 535,560 shares held by Mr. Lubar's four adult children, as to which he shares voting and investment power and disclaims beneficial ownership.

(12)
Includes 14,140,016 shares held by two limited partnerships in which Mr. Lyon has indirect interests. Excludes 34,501 shares held by the Lyon Foundation, of which Mr. Lyon is President, as to which he disclaims beneficial ownership.

(13)
Excludes 2,500 shares held by Mr. McKeithan's wife, as to which he has no voting or investment power.

(14)
Includes 51,308 shares of restricted stock subject to future vesting conditions; and 10,642 shares held in a U.S. Bancorp 401(k) savings plan. Excludes 30,291 shares held by Mr. Moffett's wife, as to which he has no voting or investment power and disclaims beneficial ownership.

(15)
Includes 720,000 shares held by Ohio National Life Insurance Company, of which Mr. O'Maley is Chairman, President and Chief Executive Officer, as to which he has no voting or investment power and disclaims beneficial ownership.

(16)
Excludes 10,687 shares held by Mr. Richey's wife, as to which he has no voting or investment power and disclaims beneficial ownership.

(17)
Includes 7,057 shares held jointly by Mr. Schnuck and his wife, as to which he has shared voting and investment power.

(18)
Includes 3,003 shares held by Mr. Stollenwerk's children, as to which Mr. Stollenwerk has no voting or investment power; and 8,019 shares held in a family trust, as to which Mr. Stollenwerk has no voting or investment power. Excludes 16,852 shares held by Mr. Stollenwerk's wife, as to which Mr. Stollenwerk has no voting or investment power and disclaims beneficial ownership.

(19)
Includes 102,867 shares held in a U.S. Bancorp 401(k) savings plan for the accounts of certain executive officers; 867,292 shares held in trust for the benefit of certain directors and executive officers pursuant to our deferred compensation plan; and 19,097,042 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Roger L. Howe, a director, filed a Form 5 for fiscal year 2001 reporting a sale by a family member of shares of our common stock that should have been reported earlier on a Form 4. Based solely on a review of the Section 16(a) reports furnished to us during fiscal year 2001 and written representations from the executive officers and directors, we believe that all other Section 16(a) filing requirements applicable to our executive officers and directors during fiscal year 2001 were satisfied.

PROPOSAL 1—ELECTION OF DIRECTORS

        The number of directors currently serving on our Board of Directors is 25. Our Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At this year's annual meeting, the terms of our Class I directors will expire. J.P. Hayden, Jr., Thomas H. Jacobsen and Sheldon B. Lubar, who currently serve as Class I directors with terms expiring at the upcoming annual meeting, and S. Walter Richey and Joshua Green III, who currently serve as Class II directors with terms expiring at the 2003 annual meeting, have announced their intention to retire at the upcoming annual meeting. In connection with their retirements, our Board of Directors has determined to decrease the number of directors in Class I from eight to six directors and the number of directors in Class II from nine to seven directors. The number of directors in Class III will remain at eight. Linda L. Ahlers, Joel W. Johnson, David B. O'Maley, O'dell M. Owens, M.D. and Warren R. Staley are the current Class I directors who have been nominated for re-election to the Board to serve until the 2005 annual meeting or until their successors are elected and qualified. In addition, our Board of Directors is nominating Craig D. Schnuck to serve as a Class I director. Each of the nominees has agreed to serve as a director if elected. The enclosed proxy may not be voted for more than six directors.

        If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class I directors.

        The election of each nominee requires the affirmative vote of a majority of the common stock present and entitled to vote at the annual meeting.

        The Board of Directors recommends a vote FOR election of the six nominated directors. Proxies will be voted for the election of the six nominees unless otherwise specified.

        The nominees and directors provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to U.S. Bancorp.

CLASS I DIRECTORS—NOMINEES FOR TERMS ENDING IN 2005

LINDA L. AHLERS:    Age 51, director since 1997. Ms. Ahlers is President of Marshall Field's, the department store division of Target Corporation, Minneapolis, Minnesota, a diversified retail company. Ms. Ahlers has been associated with Target Corporation (formerly known as Dayton Hudson Corporation) since 1977. She assumed her current position in February 1996 and previously served as Executive Vice President, Merchandising, of the department store division, and in various capacities with Target Stores, Inc., an affiliate of Target Corporation.

JOEL W. JOHNSON:    Age 58, director since 1999. Mr. Johnson is Chairman, President and Chief Executive Officer of Hormel Foods Corporation, Austin, Minnesota, a meat and food processing company. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing, and was elected President in 1992. In 1993, Mr. Johnson assumed the title of Chief Executive Officer, and he was elected Chairman of the Board in 1995. In addition to serving as a director of Hormel, Mr. Johnson also is a director of Ecolab, Inc. and Meredith Corporation.

DAVID B. O'MALEY:    Age 55, director since 1995. Mr. O'Maley is Chairman, President and Chief Executive Officer of Ohio National Financial Services, Inc., Cincinnati, Ohio, an intermediate insurance holding company, and a number of its affiliates, including The Ohio National Life Insurance Company, Cincinnati, Ohio, a marketer of insurance and financial products, and Ohio National Mutual Holdings, Inc., the parent of Ohio National Financial Services. Mr. O'Maley has held these positions since 1994 and has been with Ohio National since 1992. In addition to serving as a director of Ohio National Financial Services, Mr. O'Maley is a director of Ohio National Equity Sales Company, Ohio National Equities, Inc., KGO Development, Inc. and The Midland Company, Inc.

O'DELL M. OWENS, M.D., M.P.H.:    Age 54, director since 1991. Dr. Owens is Medical Director of United Healthcare Insurance Company of Ohio, Cincinnati, Ohio, a provider of healthcare coverage and related services. Dr. Owens has served in his current position since 1999. Dr. Owens served from 1998 to 1999 as Senior Vice President of Women's Health for Franciscan Health System of Southwest Ohio, Cincinnati, Ohio, a hospital system, and as Director of Reproductive Endocrinology and Infertility at The Christ Hospital, Cincinnati, Ohio, a medical service provider, from 1986 to 1998. Dr. Owens also is a director of the Greater Cincinnati Northern Kentucky Airport Board.

WARREN R. STALEY:    Age 59, director since 1999. Mr. Staley is Chairman and Chief Executive Officer of Cargill, Incorporated, Minneapolis, Minnesota, an international marketer, processor and distributor of agricultural, food, financial and industrial products. He joined Cargill in 1969 and was elected President and Chief Operating Officer in 1998. He was named Chief Executive Officer in 1999 and Chairman in 2000. He has held merchandising, administrative and general management positions in corn milling in the United States and in Europe, was head of Cargill in Argentina and was President of Worldwide Feed and President of North America and Latin America for Cargill. Mr. Staley is a director of Cargill, Incorporated and Target Corporation.

CRAIG D. SCHNUCK:    Age 53. Mr. Schnuck is Chairman and Chief Executive Officer of Schnuck Markets, Inc., St. Louis, Missouri, a supermarket chain. Mr. Schnuck has served in his current position since 1991. He was elected President in 1984 and Chief Executive Officer in 1989. Mr. Schnuck also serves as a director of GenAmerica Financial and the DESCO Group.

CLASS II DIRECTORS—TERMS ENDING IN 2003

PETER H. COORS:    Age 55, director since 1996. Mr. Coors is Chairman of Coors Brewing Company, Golden, Colorado, the principal subsidiary of Adolph Coors Company. He has been associated with Coors Brewing Company since 1970 and was named Chairman in 2000. He served as Vice Chairman and Chief Executive Officer of Coors Brewing Company from 1993 to 2000 and as Vice President of Adolph Coors Company, a producer, marketer and seller of malt-based beverages, from 1993 to 2000. He also has served Coors Brewing Company as Director of Financial Planning, Director of Market Research and Vice President of Sales and Marketing, as President of Coors Distribution Company, and as President of the brewing division of Adolph Coors Company. Mr. Coors also serves as a director of Adolph Coors Company and Energy Corporation of America.

JERRY A. GRUNDHOFER:    Age 57, director since 1993. Mr. Grundhofer is President and Chief Executive Officer of U.S. Bancorp and Chairman, President and Chief Executive Officer of U.S. Bank National Association. He has served in his current positions since the merger of Firstar Corporation and U.S. Bancorp in February 2001. From 1993 until the merger, he served as Chairman, President and Chief Executive Officer of U.S. Bancorp predecessors Firstar Corporation and Star Banc Corporation. Mr. Grundhofer also serves as a director of Ecolab, Inc., The Midland Company, Inc., Ohio National Financial Services, Inc. and The Ohio National Life Insurance Company.

ROGER L. HOWE:    Age 67, director since 1985. Mr. Howe is the retired Chairman of the Board of U.S. Precision Lens, Inc. (now known as Corning Precision Lens Incorporated), Cincinnati, Ohio, a manufacturer of lens systems for projection video and a specialist at making lenses from optical plastics. Mr. Howe served as Chairman of U.S. Precision Lens, Inc. from 1971 until his retirement in 1997. Mr. Howe also is a director of Cintas Corporation and Convergys Corporation.

FRANK LYON, JR.:    Age 60, director since 1995. Mr. Lyon has served as President of Wingmead Farms, North Little Rock, Arkansas, a 14,000-acre agricultural concern since 1976, and as President of Summer Wind Farm, Georgetown, Kentucky, a thoroughbred breeding operation, since 1995.

DANIEL F. McKEITHAN, JR.:    Age 66, director since 1977. Mr. McKeithan is President and Chief Executive Officer of Tamarack Petroleum Company, Inc., Milwaukee, Wisconsin, an operator of oil and gas wells, since 1981, and President of Active Investor Management, Inc., Milwaukee, Wisconsin, a manager of oil and gas wells, since 1984. Mr. McKeithan also is a director of Marcus Corporation and is a trustee of Northwestern Mutual.

PATRICK T. STOKES:    Age 59, director since 1992. Mr. Stokes is Senior Executive Vice President of Anheuser-Busch Companies, Inc., St. Louis, Missouri, the holding company parent of Anheuser-Busch, Incorporated, and President and Chief Executive Officer of Anheuser-Busch, Incorporated, St. Louis, Missouri, a producer and distributor of beer. Mr. Stokes has been affiliated with Anheuser-Busch since 1969, was elected President of Anheuser-Busch, Incorporated in 1990, and has served in his current position since 2000. Mr. Stokes also serves as a director of Anheuser-Busch Companies, Inc.

JOHN J. STOLLENWERK:    Age 62, director since 1998. Mr. Stollenwerk is President and Chief Executive Officer of Allen-Edmonds Shoe Corporation, Port Washington, Wisconsin, a manufacturer of fine shoes. He became President of Allen-Edmonds in 1981 and Chief Executive Officer in 1999. Mr. Stollenwerk also serves as a director of Northwestern Mutual Life Insurance Company, Koss Corporation, Badger Meter, Inc. and Wire Maid, Inc.

CLASS III DIRECTORS—TERMS ENDING IN 2004

VICTORIA BUYNISKI GLUCKMAN:    Age 50, director since 1990. Ms. Buyniski Gluckman is President and Chief Executive Officer of United Medical Resources, Inc., Cincinnati, Ohio, a third-party administrator of employer healthcare benefits. She has held these positions since founding United Medical Resources in 1983. Ms. Buyniski Gluckman also is a director of The Health Alliance, Ohio National Financial Services, Inc. and The Ohio National Life Insurance Company.

ARTHUR D. COLLINS, JR.:    Age 54, director since 1996. Mr. Collins is President and Chief Executive Officer of Medtronic, Inc., Minneapolis, Minnesota, a leading medical device and technology company. Mr. Collins joined Medtronic in 1992. He was elected to his present position in 1996 and previously served as Chief Operating Officer, Corporate Executive Vice President and President of Medtronic International, Ltd., a subsidiary of Medtronic, Inc. Prior to joining Medtronic, Mr. Collins served in a number of senior executive positions with Abbott Laboratories from 1978 through 1992, most recently as Corporate Vice President responsible for worldwide diagnostic business units. He also serves as a director of Medtronic and Cargill, Incorporated.

JOHN C. DANNEMILLER:    Age 63, director since 1990. Mr. Dannemiller is the retired Chairman of Applied Industrial Technologies (formerly known as Bearings, Inc.), Cleveland, Ohio, a distributor of industrial products and fluid power products and systems. Mr. Dannemiller served as Chairman of Applied Industrial Technologies from 1992 to 2000. He also is a director of Lamson & Sessions Co.

JOHN F. GRUNDHOFER:    Age 62, director since 1990. Mr. Grundhofer is Chairman of U.S. Bancorp. He has served as Chairman since 1999, and also served as Chairman from 1990 to 1997. Mr. Grundhofer served as Chief Executive Officer of U.S. Bancorp from 1990 until February 2001, and served as President from 1990 until 1999. He reassumed the position of President from August 2000 until the merger of Firstar Corporation and U.S. Bancorp in February 2001. Prior to joining U.S. Bancorp, Mr. Grundhofer served as Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank, N.A. Mr. Grundhofer also is a director of Minnesota Life Insurance Company and Donaldson Company, Inc.

DELBERT W. JOHNSON:    Age 63, director since 1994. Mr. Johnson has served as Vice President of Safeguard Scientifics, Inc., Wayne, Pennsylvania, a diversified information technology company that develops, operates and manages emerging growth information technology companies, since 2000. Prior to 2000, Mr. Johnson served as Chairman and Chief Executive Officer of Pioneer Metal Finishing, a metal finishing company and a division of Safeguard Scientifics. He joined Pioneer in 1965 and was elected Chairman and Chief Executive Officer in 1978. From 1987 through 1993, Mr. Johnson also served on the Board of Directors of the Federal Reserve Bank of Minneapolis and, in 1989, was named Chairman. In 1990, he was selected as Vice Chairman and became Chairman of the Federal Reserve Board Conference of Chairmen. Mr. Johnson also is a director of Ault Inc., Safeguard Scientifics, Inc. and CompuCom Systems, Inc.

JERRY W. LEVIN:    Age 57, director since 1995. Mr. Levin is Chairman and Chief Executive Officer of Sunbeam Corporation, Boca Raton, Florida, a leading consumer products company. He has held these positions since 1998. Prior to joining Sunbeam, Mr. Levin served as Chairman and Chief Executive Officer of The Coleman Company, Inc., Wichita, Kansas, a manufacturer and marketer of outdoor recreational products, from 1997 to 1998. He served as Chief Executive Officer of Revlon, Inc., New York, New York, a maker of cosmetics and personal care and professional products, from 1992 until

1997. He was President of Revlon from 1991 to 1992. Prior to that, Mr. Levin was Chairman of Coleman Holdings, Inc., the parent of The Coleman Company, from 1989 to 1991. From 1974 to 1989, Mr. Levin held a number of senior executive positions with The Pillsbury Company, Minneapolis, Minnesota. In addition to serving as Chairman of Sunbeam, Mr. Levin is a director of Revlon, Inc. and Ecolab, Inc.

THOMAS E. PETRY:    Age 62, director since 1987. Mr. Petry is the retired Chairman and Chief Executive Officer of Eagle-Picher Industries, Inc., Cincinnati, Ohio, a manufacturer of products for automotive, defense, aerospace and construction markets, as well as other industrial markets. Mr. Petry held these positions from 1994 to 1998. Mr. Petry also is a director of CINergy Corp., Wm. Powell Co. and Union Central Life Insurance Company.

RICHARD G. REITEN:    Age 62, director since 1998. Mr. Reiten is Chairman and Chief Executive Officer of Northwest Natural Gas Company, Portland, Oregon, a distributor of natural gas. Mr. Reiten joined Northwest Natural Gas in 1996 as President, a position he held until 2001, and Chief Operating Officer, a position he held until being named Chief Executive Officer in 1997. He was named Chairman in 2000. Mr. Reiten also has served as President and Chief Operating Officer of Portland General Electric Company, Portland, Oregon, the largest utility company in Oregon, from 1992 to 1995, and as President of Portland General Corporation from 1989 to 1992. In addition to serving as a director of Northwest Natural Gas, Mr. Reiten is a director of Building Materials Holding Corporation, AEGIS Insurance Services, The Regence Group and ESCO, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Meetings and Committees

        The Board of Directors conducts its business through meetings of the Board and five standing committees: Executive, Audit, Compensation, Community Outreach and Fair Lending, and Governance.

        The Board held seven meetings during fiscal year 2001. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year, except Warren R. Staley, who attended 67% of such meetings.

Executive Committee

Members:	Jerry A. Grundhofer, Co-Chair John F. Grundhofer, Co-Chair Arthur D. Collins, Jr. J.P. Hayden, Jr. Roger L. Howe Delbert W. Johnson Sheldon B. Lubar	Daniel F. McKeithan, Jr. David B. O'Maley Thomas E. Petry Richard G. Reiten S. Walter Richey Warren R. Staley Patrick T. Stokes

        The Executive Committee has authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings and acts as a credit committee. The Executive Committee held eight meetings in 2001.

Audit Committee

Members:	Warren R. Staley, Chair Linda L. Ahlers Victoria Buyniski Gluckman Joshua Green III Roger L. Howe Delbert W. Johnson	Daniel F. McKeithan, Jr. O'dell M. Owens, M.D. Thomas E. Petry Richard G. Reiten John J. Stollenwerk

        The Audit Committee is responsible for assisting the Board of Directors in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of our internal and external auditors. The Audit Committee recommends to the Board the independent auditors to audit our books and records, reviews the scope and results of the annual audit, and reviews the annual audited financial statements. The Audit Committee has adopted and operates under a written charter. All of the Audit Committee members meet the independence and experience requirements of The New York Stock Exchange, Inc. The Audit Committee held five meetings in 2001.

Compensation Committee

Members:	Thomas E. Petry, Chair Arthur D. Collins, Jr. Peter H. Coors J.P. Hayden, Jr. Roger L. Howe Jerry W. Levin	Frank Lyon, Jr. David B. O'Maley Richard G. Reiten S. Walter Richey John J. Stollenwerk

        The Compensation Committee establishes our compensation policy, determines the compensation paid to our executive officers and directors, approves eligibility for benefits under our employee benefit plans and administers our stock-based plans and makes awards under those plans. All of the Compensation Committee members are non-employee directors. The Compensation Committee held eight meetings in 2001.

Community Outreach and Fair Lending Committee

Members:	Peter H. Coors, Chair Linda L. Ahlers Victoria Buyniski Gluckman John C. Dannemiller Joshua Green III Thomas H. Jacobsen	Delbert W. Johnson Joel W. Johnson Frank Lyon, Jr. O'dell M. Owens, M.D. John J. Stollenwerk

        The Community Outreach and Fair Lending Committee is responsible for reviewing our activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The Community Outreach and Fair Lending Committee held five meetings in 2001.

Governance Committee

Members:	Sheldon B. Lubar, Chair Arthur D. Collins, Jr. Peter H. Coors John C. Dannemiller J.P. Hayden, Jr.	Joel W. Johnson Jerry W. Levin Daniel F. McKeithan, Jr. Patrick T. Stokes

        The Governance Committee reviews and makes recommendations to the Board regarding our corporate governance principles and processes, including policies related to director retention, resignation and retirement. The Committee also manages the performance review process for our current directors, recommends new directors, reviews New York Stock Exchange requirements for Audit Committee membership and qualifications of Board members designated to serve on the Audit Committee, and makes recommendations to the Board regarding any shareholder proposals. The Governance Committee held three meetings in 2001. Shareholders who wish to submit a director nomination to the Governance Committee must submit the nomination before the deadline set forth in "Shareholder Proposals for the 2003 Annual Meeting" below. The nomination must include the specific information required by our bylaws. You may obtain a copy of our bylaws by contacting our Secretary, U.S. Bancorp, 225 South Sixth Street, Minneapolis, Minnesota 55402, telephone (612) 973-1111.

Director Compensation Policy and Retirement Plan

        Fees for Fiscal Year 2002.    For fiscal year 2002, directors who are not U.S. Bancorp employees will receive the following cash fees:

Annual retainer for service on the Board	$40,000
Additional annual retainer for Committee chairs	$5,000
Attendance fee for each Board meeting	$1,500
Attendance fee for each Committee meeting	$1,000

        In addition, for fiscal year 2002, each non-employee director has been granted options to purchase 8,600 shares of our common stock. All of the stock options granted to our directors are granted under our 2001 Stock Incentive Plan, have a 10-year term, vest in equal, annual increments over a four-year period from the date of grant, and have an exercise price equal to the fair market value of our common stock on the date the option is granted. Non-employee directors are granted an additional option to purchase 6,100 shares of our common stock upon initial election to the Board. Directors who retire or join the Board at any time after January 1 will receive pro rata annual retainers and option grants based on the number of months in which they serve as directors during the fiscal year.

        To determine director compensation, a peer group of 18 diversified financial services and financial holding companies that closely match U.S. Bancorp in terms of size and scope of operations was established. U.S. Bancorp's market capitalization was in the 77th percentile of the market capitalization of that peer group. Compensation for our directors was designed to result in cash compensation at the competitive median and total compensation at the 75th percentile of the peer group, which is consistent with our compensation policy.

        Deferred Compensation Plan.    Our non-employee directors may choose to defer all or a part of their cash fees under our deferred compensation plan. The minimum amount that can be deferred in any calendar year is $1,000. Deferred amounts may be invested in any of three investment alternatives, including:

  •
  an interest-bearing cash account;

  •
  shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividends reinvested in additional shares; or

  •
  one of several mutual funds.

        Although the plan administrator may establish procedures permitting a plan participant to reallocate deferred amounts among these three options after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the director until his or her termination of service on the Board. At such time, the director will receive payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant's beneficiary. The benefits under the plan otherwise are not transferable by the participant.

        2001 Stock Incentive Plan.    Directors also may choose to convert all or a part of their cash fees into options to purchase common stock pursuant to our 2001 Stock Incentive Plan. Directors who choose to convert their cash compensation into stock options will receive a number of stock options equal to (a) 150% multiplied by the amount of cash compensation deferred, divided by (b) the fair market value of one option to purchase our common stock, as determined by the Black-Scholes valuation method. The exercise price of the stock options will equal the fair market value of our common stock on the date the options are issued. The options have a 10-year term and vest in equal, annual increments over a four-year period from the date of grant.

        Director Retirement and Death Benefit Plan.    Until April 1997, U.S. Bancorp maintained a director retirement and death benefit plan to provide payments to certain non-employee directors after retirement from the Board. The Board terminated this plan for new directors effective April 30, 1997, but plan benefits continue to be payable to certain directors of U.S. Bancorp who were in office on April 30, 1997 and who have completed 60 months of service (measured as provided in the plan) as a director of U.S. Bancorp. Benefits accrue in the amount of the annual retainer in effect on the date a director's service terminates, multiplied by the number of years of service (not to exceed 10 years). Benefits are paid in annual installments over a 10-year period. If a director retires after reaching age 67 or after completion of 12 years of service, the director receives lifetime payments not limited to 10 years, calculated based on the annual retainer in effect on the date of retirement. Due to the termination of the plan, benefits for eligible, current directors will be determined as if their service as directors had terminated on April 30, 1997 (except that additional service after that date may be considered in determining the form of benefit to be paid). As a result, the benefits payable to those directors will be based on the annual retainer and each director's service as of April 30, 1997. A director who retires after 12 years of service but who is not then 67 does not receive the first payment until age 67. In the event of a director's death, a lump-sum payment may be made. In the event of certain types of changes of control of U.S. Bancorp, benefits payable under the plan will be paid in a lump sum within 30 days.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

        The Compensation Committee of U.S. Bancorp is composed entirely of independent outside directors and is responsible for setting corporate compensation policy. The goal of U.S. Bancorp's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

        Base salaries of the executive officers named in the Summary Compensation Table below other than for Messrs. Jerry A. Grundhofer and John F. Grundhofer were determined by the Compensation Committee using senior management's recommendations. Salaries were decided based on individual performance and industry standards as determined through external compensation studies and information from regional bank holding companies.

        The Compensation Committee administers the Executive Incentive Plan, the purpose of which is to reward the achievement of corporate financial objectives established in advance by the Compensation Committee. Participants in the plan include executives reporting directly to the Chief Executive Officer. Performance measures considered in determining plan awards include fully diluted earnings per share (EPS), return on average equity (ROE), credit quality and individual performance, all as compared against established objectives. Awards under the plan are made at the recommendation of the Chief Executive Officer and with the approval of the Committee based on an assessment of corporate performance, the participant's line of business performance, and other individual performance factors. The target award opportunity for the executive officers named in the Summary Compensation Table below ranged from 120% to 200% of base salary, depending on the individual's position. No bonuses were paid pursuant to the Executive Incentive Plan for 2001 performance because U.S. Bancorp's earnings did not reach the established thresholds.

        The Compensation Committee also administers the U.S. Bancorp 2001 Stock Incentive Plan, the purpose of which is to encourage long-term growth in U.S. Bancorp's shareholder value. Stock options, restricted stock and other stock awards may be granted pursuant to the plan, based on factors including corporate performance, individual responsibilities and performance, grant guidelines based on the Black-Scholes valuation method, and information from regional bank holding companies, diversified financial services companies and other competitive indices. Stock options granted in 2001 vest in equal annual amounts over a four-year period from the date of grant. Generally, 50% of restricted stock granted in 2001 vests two years after the date of grant, an additional 25% vests three years after the date of grant, and the final 25% vests four years after the date of grant.

        Mr. Jerry A. Grundhofer's compensation was determined by the Compensation Committee and approved by the Board. His 2001 base salary of $975,000 and his 2001 bonus opportunity and stock awards were established under the terms of his employment agreement with U.S. Bancorp and are consistent with industry standards as determined from a peer group of regional bank holding companies and diversified financial services companies. The peer group includes some of the bank holding companies included in the Standard & Poor's Major Regional Banks' Index, the performance of which is shown in the stock performance chart presented elsewhere in this proxy statement. His bonus opportunity was based on the same criteria used in the Executive Incentive Plan for granting bonus awards to other executive officers and no bonus was paid to him for 2001. On December 18, 2001, he was granted options to purchase 1,000,000 shares, exercisable in equal annual amounts over a four-year period with an exercise price of $19.23, and on January 2, 2002, he was awarded 300,268 restricted stock units in connection with his new employment agreement, which vest in full on December 31, 2006.

        Mr. John F. Grundhofer's 2001 base salary and bonus opportunity were established in accordance with his employment agreement with U.S. Bancorp.

Compensation Committee of the Board of Directors of U.S. Bancorp

Thomas E. Petry, Chair Arthur D. Collins, Jr. Peter H. Coors J.P. Hayden, Jr.	Roger L. Howe Jerry W. Levin Frank Lyon, Jr. David B. O'Maley	Richard G. Reiten S. Walter Richey John J. Stollenwerk

Employment and Change-in-Control Agreements

        We have entered into employment agreements with Messrs. Jerry A. Grundhofer and John F. Grundhofer and into change-in-control agreements with Messrs. Davis, Duff and Moffett. The agreements are designed to enhance our ability to attract and retain high caliber senior management at a time when mergers and acquisitions are common in the financial services industry.

        Mr. Jerry A. Grundhofer entered into an employment agreement with U.S. Bancorp providing for his continued services and leadership through 2006, as well as more comprehensive non-competition and other restrictive covenants after termination of his employment. Under Mr. Jerry A. Grundhofer's employment agreement, effective as of October 16, 2001, he will serve as President and Chief Executive Officer for a term ending on December 31, 2006, and shall be elected Chairman of U.S. Bancorp effective upon Mr. John F. Grundhofer's retirement or December 31, 2002, whichever is earlier. The agreement provides for an annual base salary of at least $975,000 and entitles Mr. Jerry A. Grundhofer to an annual bonus based on corporate performance for that year. The agreement also provides long-term and retention incentives through an award of 300,268 restricted stock units, which will vest on December 31, 2006 and will be distributed to him in shares of our common stock on January 15 of the calendar year following the calendar year in which his employment with U.S. Bancorp and all affiliates terminates. Prior to the date of distribution, he may elect to surrender the restricted stock units at the vesting date and receive the then value of the units as retirement income under our non-qualified retirement plan. In the event his employment is terminated by U.S. Bancorp other than for cause or disability, or voluntarily by him for good reason, either before or following a change of control of U.S. Bancorp, Mr. Jerry A. Grundhofer will receive a lump-sum severance payment consisting of a pro rata base salary and annual bonus through the date of termination plus the product of (a) the number of months from the date of termination until December 31, 2006 (but not more than 36 months), divided by 12 and (b) the sum of his base salary and annual bonus; all of his non-vested stock options, restricted stock and restricted stock units will vest immediately; and his medical benefits and certain other benefits will be continued. U.S. Bancorp also will reimburse Mr. Jerry A. Grundhofer for any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax reimbursement payments. If the termination occurs on or after a change in control of U.S. Bancorp, he also will receive an additional three years of service credit for purposes of computing his retirement benefits under our non-qualified retirement plan. "Change of control" is defined in the agreement and includes certain mergers, sales of assets and tender offers.

        We also have an employment agreement with Mr. John F. Grundhofer, executed in connection with the merger of Firstar Corporation into the former U.S. Bancorp. Under the agreement, he will serve as Chairman of U.S. Bancorp and Co-Chairman of the Executive Committee of the Board for the period beginning on the effective date of the merger (February 27, 2001) and ending on December 31, 2002. Until the first annual shareholders' meeting following his 65th birthday, he will serve as a member of the Board. During the term of the agreement, he is entitled to receive an annual base salary and an annual bonus equal to the annual base salary and annual bonus paid to the Chief Executive Officer, but in no event will his base salary be less than the base salary paid to him prior to the merger. On completion of the merger, he was granted 100,000 shares of restricted stock and a stock option to acquire 2.4 million shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant and with a term of 10 years. The restricted stock and stock option will vest in four equal annual installments on each of the first four anniversaries of the completion of the merger, subject to earlier vesting upon a change in control of U.S. Bancorp and certain terminations of Mr. John F. Grundhofer's employment, including his retirement. Commencing upon the expiration of the term of the agreement, he will be paid an annual retirement benefit of $2.92 million, less any benefits payable under our tax-qualified and non-qualified retirement plans. The agreement also contains non-competition, non-solicitation and confidentiality provisions that apply to Mr. John F. Grundhofer while employed and during specified periods after his employment terminates. Upon termination of his employment by U.S. Bancorp other than for cause or disability, or by him for good reason, he will be entitled to a payment consisting of a pro rata annual bonus through the date of termination, based on the highest annual bonus earned in the three years prior to the termination date, plus the product of (a) the number of months from the date of termination until December 31, 2002, divided by 12 and (b) the sum of his base salary and annual bonus (based on the highest annual bonus earned in the three years prior to the termination date). Also, his restricted stock and stock options will vest immediately, and U.S. Bancorp will continue to provide him and his spouse with medical and dental benefits for the remainder of their lives. U.S. Bancorp also will reimburse Mr. John F. Grundhofer for any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax reimbursement payments.

        The change-in-control agreements with Messrs. Davis, Duff and Moffett provide that if the officer is terminated within 24 months after a change in control by U.S. Bancorp other than for cause or disability, or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer's prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for the officer for that year, and (b) a severance payment equal to three times the sum of the executive's highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years plus the highest bonus earned by the executive with respect to any single year during the prior five years. U.S. Bancorp also will pay any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax payments and will continue medical benefits and certain other benefits. "Change of control" is defined in the agreements and includes certain mergers, sales of assets and tender offers.

Summary Compensation Table

        The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and each of our four other most highly compensated executive officers during fiscal year 2001.

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation
							Restricted Stock Awards ($)(7)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Other Annual Compensation ($)(4)				Securities Underlying Options (#)	All Other Compensation ($)
Jerry A. Grundhofer President and Chief Executive Officer	2001 2000 1999	975,037 942,788 850,000	— 282,837 1,700,000		66,548 50,831 25,661	(5) (5) (5)	6,170,507 — —	(8)	1,000,000 1,070,000 590,000	89,813 10,938 402,443	(11)
John F. Grundhofer Chairman	2001 2000 1999	962,535 900,000 895,003	— 1,500,000 750,000		160,720 173,436 171,417	(6) (6) (6)	2,334,000 — —	(9)	2,400,000 — 2,427,936	65,016 78,951 68,025	(12)
Richard K. Davis Vice Chairman	2001 2000 1999	450,017 407,692 350,000	— 106,000 525,000		— — —		1,004,610 — —	(10)	260,000 350,000 540,000	5,604 355,826 11,198	(13)
David M. Moffett Vice Chairman and Chief Financial Officer	2001 2000 1999	450,017 407,692 350,000	— 106,000 525,000		— — —		1,004,610 — —	(10)	260,000 350,000 540,000	108,188 482,167 42,248	(14)
Andrew S. Duff Vice Chairman	2001 2000 1999	375,000 350,000 202,500	275,000 825,000 1,645,000	(3)	558 666 666		1,004,610 1,000,006 —	(10)	170,000 253,000 328,900	— — 49,106

(1)
Includes amounts deferred at the direction of the executive officers pursuant to a U.S. Bancorp 401(k) savings plan and, if applicable, our deferred compensation plan.

(2)
Reflects bonus earned during the fiscal year. In some instances, all or a portion of the bonus was paid during the subsequent fiscal year. Except as provided in note 3 below, no bonuses were paid to the named executive officers for 2001.
(3)
Paid pursuant to an employment agreement that expired April 30, 2001.
(4)
Perquisites that do not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the executive officers have been omitted.
(5)
Includes (a) travel expenses of $34,562 in 2001, $43,132 in 2000, and $18,600 in 1999; and (b) financial planning expenses of $22,825 in 2001, $7,699 in 2000, and $7,061 in 1999.
(6)
Includes travel expenses of $48,787 in 2001, $50,711 in 2000, and $48,648 in 1999.
(7)
The value of each executive officer's restricted stock or restricted stock units included in this column is determined by multiplying the closing market price of our common stock on the respective dates of grant of the awards by the number of shares or units awarded. The named executive officers held shares of restricted stock or restricted stock units as of December 31, 2001, with market values as of that date (calculated by multiplying the closing market price of our common stock on that date by the total number of restricted shares or units held by each officer) as follows: Mr. Jerry A. Grundhofer, 300,268 units valued at $6,284,609; Mr. John F. Grundhofer, 100,000 shares valued at $2,093,000; Mr. Davis, 51,308 shares valued at $1,073,876; Mr. Moffett, 51,308 shares valued at $1,073,876; and Mr. Duff, 108,483 shares valued at $2,270,549. Messrs. John F. Grundhofer, Davis, Moffett and Duff have the right to receive dividends on the shares of restricted stock held by them.
(8)
Mr. Jerry A. Grundhofer was granted 300,268 restricted stock units on January 2, 2002, having a value of $5,600,000, pursuant to the terms of his October 16, 2001 employment agreement. The number of restricted stock units awarded was determined by dividing $5,600,000 by $18.65, the average New York Stock Exchange closing price of our common stock during the 60-trading-day period ending on December 31, 2001. The amount stated in the table is the value on the date of grant. The award will vest in full on December 31, 2006, and vested shares will be delivered by U.S. Bancorp to Mr. Jerry A. Grundhofer on January 15 of the calendar year following the calendar year in which his employment with U.S. Bancorp and all affiliates terminates or sooner, if deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Jerry A. Grundhofer also is entitled to receive, on each of U.S. Bancorp's dividend payment dates, additional restricted stock units having a fair market value equal to the amount of the dividends he would have received had he been awarded restricted stock rather than restricted stock units. These additional restricted stock units vest on the same basis as the restricted stock units granted in the underlying award.
(9)
Mr. John F. Grundhofer was granted 100,000 shares of restricted stock on February 27, 2001, vesting in four equal, annual installments on each of the first four anniversaries of the date of grant.
(10)
Each of Messrs. Davis, Moffett and Duff was granted 51,308 shares of restricted stock on December 18, 2001, of which 25,654 shares vest two years after the date of grant, 12,827 shares vest three years after the date of grant, and 12,827 shares vest four years after the date of grant. The number of shares awarded to each of Messrs. Davis, Moffett and Duff was determined by dividing $1,000,000 by the average closing price of our common stock for the 10 consecutive trading days ended December 17, 2001. The 10-trading-day average closing price of our common stock on December 17, 2001 was $19.49.
(11)
Includes (a) a $5,100 matching corporate contribution made by U.S. Bancorp to Mr. Jerry A. Grundhofer's account in the U.S. Bancorp 401(k) Savings Plan; (b) $3,544 in split-dollar life insurance premiums paid by U.S. Bancorp for the benefit of Mr. Jerry A. Grundhofer; and (c) $81,169 in moving expenses.

(12)
Includes (a) a $6,800 matching corporate contribution made by U.S. Bancorp to Mr. John F. Grundhofer's account in the U.S. Bancorp 401(k) Savings Plan; (b) $24,500 in life insurance premiums paid by U.S. Bancorp for the benefit of Mr. John F. Grundhofer; and (c) $33,716 paid pursuant to our flexible compensation program (net of amounts used to purchase benefits), $10,500 of which was applied to Mr. John F. Grundhofer's 401(k) Savings Plan account and $23,216 of which was paid in cash.
(13)
Includes (a) a $5,100 matching corporate contribution made by U.S. Bancorp to Mr. Davis' account in the U.S. Bancorp 401(k) Savings Plan; and (b) $504 in split-dollar life insurance premiums paid by U.S. Bancorp for the benefit of Mr. Davis.
(14)
Includes (a) a $5,100 matching corporate contribution made by U.S. Bancorp to Mr. Moffett's account in the U.S. Bancorp 401(k) Savings Plan; (b) $789 in split-dollar life insurance premiums paid by U.S. Bancorp for the benefit of Mr. Moffett; and (c) $102,299 in moving expenses.

Option Grants in Last Fiscal Year

        We provide a substantial portion of long-term incentive compensation to our executive officers in the form of stock options. The following table provides information on the stock options granted during fiscal year 2001 to the executive officers named above in the Summary Compensation Table.

Option Grants in Last Fiscal Year

	Number of Securities Underyling Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(3)
Jerry A. Grundhofer	1,000,000(1)	1.5	19.23	12/18/11	6,400,000
John F. Grundhofer	2,400,000(2)	3.7	23.34	2/27/11	17,184,000
Richard K. Davis	260,000(1)	0.4	19.23	12/18/11	1,664,000
David M. Moffett	260,000(1)	0.4	19.23	12/18/11	1,664,000
Andrew S. Duff	170,000(2)	0.3	23.34	2/27/11	1,217,200

(1)
These options become exercisable in four equal, annual installments on each of December 18, 2002, 2003, 2004 and 2005.
(2)
For Mr. John F. Grundhofer, these options become exercisable on the earlier of his retirement or in four equal, annual installments on each of February 27, 2002, 2003, 2004 and 2005. For Mr. Duff, these options become exercisable in four equal, annual installments on each of February 27, 2002, 2003, 2004 and 2005.
(3)
In accordance with rules of the Securities and Exchange Commission, the Black-Scholes option pricing model was chosen to estimate the grant date value of the options set forth in this table. Use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require predictions about the future movement of the stock price. The following underlying assumptions were used to develop the grant date valuations: risk-free rates of return of 4.93% to 4.97%; a dividend rate of 3.2%, volatility rates of 33.50% to 37.27%, quarterly reinvestment of dividends, and an average term of seven years. No adjustments have been made for nontransferability or risk of forfeiture. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and on the date the options are exercised.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option Values

        The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table above during fiscal year 2001 and the value of stock options held by these officers at the end of fiscal year 2001.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
		Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jerry A. Grundhofer	123,685	2,282,050	4,550,466	2,832,500	46,709,932	1,700,000
John F. Grundhofer	—	—	4,050,751	2,400,000	—	—
Richard K. Davis	—	—	1,091,228	1,032,500	6,703,165	442,000
David M. Moffett	100,296	2,121,022	1,017,500	1,032,500	5,437,499	442,000
Andrew S. Duff	—	—	502,018	338,667	899,816	580,214

(1)
Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)
Value determined by subtracting the exercise price per share from the market value per share of our common stock as of the last day of fiscal year 2001.

Defined Benefit Pension Plans

        Compensation in the form of payments from our non-contributory defined benefit pension plans is not reflected in the compensation tables above. Effective January 1, 2002, we established a new non-contributory defined benefit plan, which we call the "U.S. Bancorp Pension Plan," created through the merger of the former U.S. Bancorp's career average pay defined benefit plan, known as the "Cash Balance Pension Plan," which also contained final average pay components, and the former Firstar Corporation's non-contributory defined benefit plan, which contained both career average pay and final average pay components. Under the new plan, benefits will be calculated using a final average pay formula, based upon the employee's years of service and average salary during the five consecutive years of service in which compensation was the highest during the 10 years prior to retirement, with a normal retirement age of 65. Substantially all employees are eligible to receive benefits under the U.S. Bancorp Pension Plan. Participation requires one year of service with U.S. Bancorp and its affiliates.

        Although no new benefits will be accrued under the Cash Balance Pension Plan and the former Firstar Corporation's plan for service after 2001, benefits previously earned under those plans have been preserved and will be part of a retiree's total retirement benefit. In order to preserve the relative value of benefits that use the final average pay formula, subsequent changes in compensation (but not in service) may increase the amount of those benefits.

        The following table indicates estimated annual benefits payable under the U.S. Bancorp Pension Plan upon a participant's retirement, based on specified compensation and years of service, and assuming that all of a participant's service to U.S. Bancorp is under the U.S. Bancorp Pension Plan and includes no service under the former plans.

Estimated Annual Retirement Benefits—U.S. Bancorp Pension Plan

	Years of Service
Five-Year Average Annual Compensation	10	15	20	25	30	35
125,000	15,550	23,325	31,100	38,875	46,650	54,425
150,000	19,050	28,575	38,100	47,625	57,150	66,675
175,000	22,550	33,825	45,100	56,375	67,650	78,925
200,000	26,050	39,075	52,100	65,125	78,150	91,175
225,000	29,550	44,325	59,100	73,875	88,650	103,425
250,000	33,050	49,575	66,100	82,625	99,150	115,675
300,000	40,050	60,075	80,100	100,125	120,150	140,175
400,000	54,050	81,075	108,100	135,125	162,150	189,175
600,000	82,050	123,075	164,100	205,125	246,150	287,175
800,000	110,050	165,075	220,100	275,125	330,150	385,175
1,000,000	138,050	207,075	276,100	345,125	414,150	483,175
1,400,000	194,050	291,075	388,100	485,125	582,150	679,175
1,800,000	250,050	375,075	500,100	625,125	750,150	875,175
2,200,000	306,050	459,075	612,100	765,125	918,150	1,071,175
2,500,000	348,050	522,075	696,100	870,125	1,044,150	1,218,175
2,800,000	390,050	585,075	780,100	975,125	1,170,150	1,365,175
3,000,000	418,050	627,075	836,100	1,045,125	1,254,150	1,463,175

        The benefits indicated on this table were estimated using the five-year average compensation amount shown above. For purposes of this table, annual compensation includes a participant's total cash compensation and the benefits are computed as a single life annuity. The estimated benefits in the shaded area do not reflect the $200,000 federal compensation limit for noncontributory defined benefit plans or the $160,000 federal limit on annual benefits. As discussed below, benefits related to compensation above these limits will be earned under our non-qualified retirement plan. The actual benefits payable under the U.S. Bancorp Pension Plan will take these limits into account and will be adjusted accordingly. One part of the formula for calculating benefits under the U.S. Bancorp Pension Plan is integrated with Social Security benefits.

        Mr. Duff earned benefits under the Cash Balance Pension Plan that will be included in his ultimate retirement benefits, and Messrs. Jerry A. Grundhofer, Davis and Moffett earned benefits under the former Firstar Corporation's plan that will be included in their ultimate retirement benefits. The combined benefits payable under these prior plans and the new U.S. Bancorp Pension Plan can be reasonably estimated for these individuals by combining their credited service under the prior plans with their credited service under the U.S. Bancorp Pension Plan (which commences as of January 1, 2002) and applying the table as if all benefits were earned under the U.S. Bancorp Pension Plan. For purposes of computing total, combined retirement benefits, as of December 31, 2001, Mr. Jerry A. Grundhofer had nine years of credited service; Mr. Davis, eight years; Mr. Moffett, eight years; and Mr. Duff, four years.

Non-Qualified Retirement Plan

        Federal laws limit the amount of compensation we may consider when determining benefits payable under qualified defined benefit pension plans. Therefore, we also maintain a non-contributory, non-qualified retirement plan that pays the additional pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if the federal limits were not in effect. Amounts payable under our non-qualified retirement plan due to legislated limits on benefits and compensation are included in the table above.

        Some of our executive officers, including Messrs. Jerry A. Grundhofer, Davis and Moffett, are eligible for an additional benefit that augments benefits under the U.S. Bancorp Pension Plan, the non-qualified retirement plan and certain other prior employer plans. The additional benefit ensures that eligible executives receive upon retirement a guaranteed total retirement benefit based on a percentage of the executive's final average compensation. For purposes of this additional benefit, final average compensation includes annual base salary, annual bonuses, and other compensation awards as determined by the Compensation Committee. Eligibility for these additional benefits is determined by the Compensation Committee of our Board of Directors based on individual performance and level of responsibility. Each of Messrs. Jerry A. Grundhofer, Davis and Moffett is guaranteed an amount of total retirement benefits at age 65 equal to 60% of his final average compensation.

        The Compensation Committee has determined that the $5.6 million value of the restricted stock units granted to Mr. Jerry A. Grundhofer under his employment agreement will be included as eligible earnings in the calculation of his final average compensation at the time the restricted stock units vest, and that the amount of his annual bonus that will be included in his final average compensation will be the greater of (a) the average during the five-year period of 175% of his annual base salary, or (b) the average annual bonus actually earned by him during the applicable five-year period. If Mr. Jerry A. Grundhofer's employment with U.S. Bancorp terminates prior to December 31, 2006, for any reason other than death, disability, a termination by U.S. Bancorp without Cause (as defined in the agreement), or a termination by him for Good Reason (as defined in the agreement), then the amount in (a) above shall instead be the average during the applicable five-year period of 175% of his annual base salary per year for the calendar years commencing 2002 through the date of his termination, and 100% of his annual base salary per year for years prior to 2002. His employment agreement provides for the granting of past employer service credit for vesting purposes, but not for determining benefits, under our non-qualified retirement plan. Based on these past employer service credits, Mr. Jerry A. Grundhofer's interests in the non-qualified retirement plan are fully vested.

        The additional benefits paid to executive officers are reduced by the amount of the benefits payable under our qualified defined benefit pension plans and the replacement benefits payable under our non-qualified retirement plan. The amount of additional benefits payable to executive officers eligible for the additional benefit can be estimated using the following table.

Estimated Annual Retirement Benefits—Additional Benefits

	Years of Service
Five-Year Average Annual Compensation	10	15	20	25	30	35
125,000	61,005	54,008	47,010	40,013	33,015	26,018
150,000	72,855	64,283	55,710	47,138	38,565	29,993
175,000	84,705	74,558	64,410	54,263	44,115	33,968
200,000	96,555	84,833	73,110	61,388	49,665	37,943
225,000	108,405	95,108	81,810	68,513	55,215	41,918
250,000	120,255	105,383	90,510	75,638	60,765	45,893
300,000	143,955	125,933	107,910	89,888	71,865	53,843
400,000	191,355	167,033	142,710	118,388	94,065	69,743
600,000	286,155	249,233	212,310	175,388	138,465	101,543
800,000	380,955	331,433	281,910	232,388	182,865	133,343
1,000,000	475,755	413,633	351,510	289,388	227,265	165,143
1,400,000	665,355	578,033	490,710	403,388	316,065	228,743
1,800,000	854,955	742,433	629,910	517,388	404,865	292,343
2,200,000	1,044,555	906,833	769,110	631,388	493,665	355,943
2,500,000	1,186,755	1,030,133	873,510	716,888	560,265	403,643
2,800,000	1,328,955	1,153,433	977,910	802,388	626,865	451,343
3,000,000	1,423,755	1,235,633	1,047,510	859,388	671,265	483,143

        The additional benefits will be calculated as an annuity commencing at age 65. The amounts in the table assume that the annuity is taken as a single life annuity with 120 guaranteed payments, offset by the benefits payable under our qualified defined benefit pension plans and the replacement benefits payable under our non-qualified retirement plan, which amounts are included in the U.S. Bancorp Pension Plan table above. The additional benefits also are subject to offsets for certain benefits provided by former employers.

Other Retirement Benefits

        Under the terms of his employment agreement, Mr. John F. Grundhofer will be paid an annual aggregate retirement benefit, commencing upon the expiration of his employment agreement, equal to $2.92 million per year. Upon Mr. John F. Grundhofer's death, his spouse is entitled to receive 50% of this amount annually for the remainder of her life. To the extent Mr. John F. Grundhofer has earned benefits under the Cash Balance Pension Plan or non-qualified retirement plans of U.S. Bancorp, amounts payable under these plans will offset the $2.92 million annual benefit amount.

STOCK PERFORMANCE CHART

        The following chart compares the yearly percentage changes in the cumulative total shareholder return on our common stock during the five years ended December 31, 2001 with the cumulative total return on the Standard & Poor's Major Regional Banks' Index and the Standard & Poor's Stock Index. The comparison assumes $100 was invested on January 1, 1996 in U.S. Bancorp common stock and in each of the foregoing indices and assumes the reinvestment of all dividends.

Total Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2001, the following individuals served as members of our Compensation Committee: Arthur D. Collins, Jr., Peter H. Coors, J.P. Hayden, Jr., Roger L. Howe, Jerry W. Levin, Frank Lyon, Jr., David B. O'Maley, Thomas E. Petry, Richard G. Reiten, S. Walter Richey and John J. Stollenwerk. During fiscal year 2001, our banking and broker dealer subsidiaries engaged in the ordinary course of business in various transactions with our directors and the entities with which they are associated. All loans, loan commitments and sales of notes in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, at those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

Stock Repurchases

        During fiscal year 2001 as part of our authorized stock repurchase program, we purchased 80,000 shares of our common stock for an aggregate purchase price of $1,900,000 on August 1, 2001, from a family trust of which Mr. John F. Grundhofer is a beneficiary. These shares were purchased at fair market value based on the current market price of our common stock on the New York Stock Exchange on the date of the transaction.

Loans to Directors and Executive Officers

        During fiscal year 2001, U.S. Bancorp engaged in loan transactions with some of our directors and executive officers solely to allow the directors and executive officers to invest in the U.S. Bancorp Piper Jaffray ECM Fund I and the U.S. Bancorp Piper Jaffray ECM Fund II. For Fund I, terms of the loans require annual interest payments, commencing on December 31, 2001, on the principal balance outstanding from time to time at the rate of 7.0% per year, with maturity at December 31, 2007. For Fund II, terms of the loans require annual interest payments, commencing December 31, 2002, on the principal balance outstanding from time to time at an annual rate of 2.25 basis points over one-month LIBOR, with maturity at December 31, 2008. The following table lists the outstanding balances of ECM Fund loans to our directors and executive officers:

	Largest aggregate amount of loan outstanding at any time during 2001	Amount outstanding as of January 31, 2002
ECM Fund I
Andrew Duff	$201,322.91	$181,544.91
ECM Fund II
Arthur D. Collins, Jr.	$96,991.00	$96,991.00
Jerry A. Grundhofer	27,941.00	43,645.00
Roger L. Howe	145,486.50	145,486.50
Joel W. Johnson	145,486.50	145,486.50
David B. O'Maley	29,097.30	29,097.30

Other Transactions

        U.S. Bancorp purchases life insurance coverage for the benefit of certain executive officers and employees from Ohio National Life Insurance Company, of which David O'Maley is Chairman, President and Chief Executive Officer. During fiscal year 2001, U.S. Bancorp paid $12,181,988 to Ohio National Life Insurance Company to maintain this coverage. United Medical Resources, Inc., of which Victoria Buyniski Gluckman is President and Chief Executive Officer, serves as a third-party administrator for U.S. Bancorp's dental benefits plan. During fiscal year 2001, U.S. Bancorp paid $145,475 to United Medical in connection with its services. United Medical previously served as a third-party administrator for one of U.S. Bancorp's former medical plans. We paid $44,231 to United Medical during fiscal year 2001 to administer prior claims under the plan. U.S. Bancorp leases office space from F.L. Building, Inc., in which Frank Lyon, Jr. owns an indirect interest. During fiscal year 2001, U.S. Bancorp paid $206,449 in lease payments to F.L. Building, Inc.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

        The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of U.S. Bancorp's internal and external auditors.

        The consolidated financial statements of U.S. Bancorp for the year ended December 31, 2001 were audited by PricewaterhouseCoopers LLP, independent auditors for U.S. Bancorp.

        As part of its activities, the Committee has:

  1.
  Reviewed and discussed with management the audited financial statements of U.S. Bancorp;

  2.
  Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61;

  3.
  Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1; and

  4.
  Discussed with the independent auditors their independence.

        Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Bancorp for the year ended December 31, 2001 be included in U.S. Bancorp's filing with the Securities and Exchange Commission on Form 10-K.

Audit Committee of the Board of Directors of U.S. Bancorp

Warren R. Staley, Chair	Roger L. Howe	Thomas E. Petry
Linda L. Ahlers	Delbert W. Johnson	Richard G. Reiten
Victoria Buyniski Gluckman	Daniel F. McKeithan, Jr.	John J. Stollenwerk
Joshua Green III	O'dell M. Owens, M.D.

Audit Fees, Audit-Related Fees, Financial Information Systems Design and Implementation Fees,
and All Other Fees

        Fees for the most recent annual audit of U.S. Bancorp's consolidated financial statements, included in our Annual Report on Form 10-K, were $1.8 million, and all other fees paid to U.S. Bancorp's principal independent auditors for the year ended December 31, 2001, aggregated $8.1 million, including audit- related fees of $6.2 million, tax-related fees of $0.3 million and non-audit fees of $1.6 million. For fiscal year 2001, audit-related services included audits of the annual financial statements of the financial statements of certain subsidiaries and affiliated entities, audits of the financial statements of pension and other employee benefit plans, internal audit services, reviews of internal controls not related to the audit of the consolidated financial statements, due diligence assistance on business acquisitions, and audit reports issued in connection with capital-raising activities.

        The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the outside auditors' independence.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITORS

        Upon recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors of U.S. Bancorp and our subsidiaries for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ended December 31, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

        The Board of Directors recommends that you vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the independent auditors of U.S. Bancorp and our subsidiaries for the fiscal year ending December 31, 2002. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3—SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING

        Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2984, telephone number (303) 355-1199, the owner of 7,274 shares of our common stock, has advised us that he plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong's resolution and supporting statement is printed verbatim from his submission.

  That U.S. BANCORP shareholders request the Board of Directors to take the steps necessary in the voting on any matter by shareholders, a simple majority of the shares outstanding shall cause that matter to be binding rather than requiring the super-majority of 80% of the shares outstanding.

The reasons given by Mr. Armstrong for the resolution are as follows:

  It is interesting to note that at U.S. BANCORP, shareholders owning a majority of the shares outstanding, may not be recognized by the Board as there is a requirement that matters of significance have a vote of 80% of the shareholders outstanding to be passed.

  Under existing rules, if 79% of the shares outstanding vote to remove a director WITH CAUSE and 1% voted "no" or did not vote at all, only 1% of the shares would override the 79% majority.

  In a predecessor corporation, this provision was adopted by less than 80% of the shares outstanding and at a time when confidential voting was not allowed in meetings and all of the unmarked proxies were voted to the favor of management.

  The INVESTOR RESPONSIBILITY RESEARCH CENTER has reported that proposal such as this have received 54% APPROVAL from shareholders at many major corporations.

  The bi-partisan National Conference of State Legislatures has urged states to ban super-majority rules like the rule now in place at U.S. BANCORP.

  Major professionally-managed funds, including those hold substantial amount of U.S. Bancorp shares have stated that super-majority rule are not in the best interests of shareholders.

  A SIMPLE MAJORITY VOTE REQUIREMENT WILL FACILITATE THE ADOPTION OF THE AMENDMENT FOR THE ANNUAL ELECTION OF ALL DIRECTORS which had 54% of the vote in last year's meeting.

  The Wall Street Journal (June 19, 2000) reported a survey by the International consultancy of McKinsey & Co. shows that institutional investors would pay an 18% premium for good corporate governance and a spokesman for McKinsey & Co. warned that those that fail to reform will be at a competitive disadvantage in attracting capital to finance growth.

  To help increase our shareholder value, please vote "FOR" this proposal.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

        Our Board of Directors strongly believes that Mr. Armstrong's proposal would be harmful to U.S. Bancorp and our shareholders. Our supermajority voting provisions are designed to prevent a hostile acquiror from acquiring control of U.S. Bancorp through coercive takeover practices or an inadequate takeover bid, and we believe that these provisions are critical for preserving shareholder value and obtaining the best price for our shareholders if our Board of Directors concludes that a sale of U.S. Bancorp is in the best interests of our shareholders.

        Our restated certificate of incorporation requires a supermajority vote to approve any changes in the process for electing directors, to change the terms of our directors or to approve certain business transactions between U.S. Bancorp and a 10% shareholder (unless the transaction has been approved by our Board of Directors). If the supermajority voting requirement is eliminated, our Board of Directors could be replaced by a hostile acquiror who acquires more than 50% of our common stock or through a proxy fight by a simple majority of the shares outstanding. With a supermajority voting provision, potential acquirers are encouraged to negotiate directly with our Board of Directors, which we believe is in the best position to evaluate the fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders from abusive tactics during a takeover process. Adoption of a proposal for a simple majority vote would eliminate these protections.

        Moreover, according to Delaware law, which governs U.S. Bancorp, most proposals submitted to a vote of our shareholders, whether submitted by management or a shareholder, require a vote of the majority of the shares present and entitled to vote at the meeting, whether in person or by proxy. By proposing that approval by a simple majority of the shares outstanding should be required for shareholder action on any matter, the proponent actually would make it more difficult for shareholders to approve most routine matters presented to them for action.

        Finally, Mr. Armstrong's statement is simply incorrect in its suggestion that a supermajority vote by the shareholders is required to remove a director for "cause."

        The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for the approval of the shareholder proposal regarding the elimination of supermajority voting. Approval of the proposal would not in itself remove the provisions requiring supermajority voting. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to eliminate the supermajority voting provisions, which would require an amendment to our restated certificate of incorporation.

        The Board of Directors recommends that you vote AGAINST this simple majority voting requirement. Proxies will be voted AGAINST this requirement unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

        In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2003 annual meeting, the written proposal must be received at our principal executive offices in Minneapolis, Minnesota, on or before November 8, 2002. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

        Our bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of U.S. Bancorp at our principal executive offices in Minneapolis, Minnesota, at least 120 days in advance of the date of the proxy statement for the prior year's annual meeting. For the 2003 annual meeting, director nominations and shareholder proposals must be received on or before November 8, 2002. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Secretary, U.S. Bancorp, 225 South Sixth Street, Minneapolis, Minnesota 55402, telephone (612) 973-1111. Shareholder proposals that are submitted after November 8, 2002, may not be presented in any manner at the 2003 annual meeting.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        Our 2001 Annual Report to Shareholders and Form 10-K, including financial statements for the year ended December 31, 2001, accompanies this proxy statement. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Investor Relations, U.S. Bancorp, 225 South Sixth Street, Minneapolis, Minnesota 55402-4302.

OTHER MATTERS

        We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of U.S. Bancorp.

Lee R. Mitau Secretary

Dated: March 8, 2002

LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

        Tuesday, April 16, 2002 at 11:00 a.m.
America's Center
701 Convention Plaza
St. Louis, Missouri

        Beneficial owners of common stock held in street name by a broker or bank will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

U.S. BANCORP OFFERS THREE WAYS FOR YOU TO VOTE YOUR PROXY

As a shareholder you can now help your company save both time and expense by voting this proxy over the Internet or by touch tone phone. Please note that all votes by telephone or through the Internet must be received by 7:00 p.m. Eastern Time on April 15, 2002.

OPTION 1: VOTE BY TELEPHONE	Call toll-free 1-800-214-9752 using a touch-tone phone 24 hours a day, 7 days a week. You will be asked to enter the information listed below. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. That's all there is to it...end of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. THERE IS NO CHARGE FOR THIS CALL. (Do not return your proxy card if you vote by phone.)
YOUR CONTROL NUMBER IS:
OPTION 2: VOTE ON THE INTERNET	Access www.voteyourproxy.com Follow the simple instructions. (Do not return your proxy card if you vote on the Internet.)
YOUR PROXY NUMBER IS:
YOUR ISSUE NUMBER IS:
YOUR ACCOUNT NUMBER IS:
OPTION 3: VOTE BY MAIL
If you do not wish to vote by touch tone-phone or Internet, simply mark, date and sign your proxy card and return it in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

v DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED v

U.S. Bancorp 2002 Annual Meeting of Shareholders

The Board of Directors recommends a vote 'For' all nominees for director, 'For' Proposal 2 and 'Against' Proposal 3.

Proposal 1: Election of Class I Directors to serve until the annual meeting of shareholders in 2005 and until their successors are elected and qualified.	01 - Linda L. Ahlers 02 - Joel W. Johnson 03 - David B. O'Maley	04 - O'dell M. Owens, M.D., M.P.H. 05 - Craig D. Schnuck 06 - Warren R. Staley	/ /	FOR all nominees listed to the left (except as specified below).	/ /	WITHHOLD AUTHORITY to vote for all nominees listed to the left.
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) --->
Proposal 2: To ratify the selection of PricewaterhouseCoopers LLP as U.S. Bancorp's independent auditors for the fiscal year ending December 31, 2002.	/ /	FOR	/ /	AGAINST	/ /	ABSTAIN
Proposal 3: To approve the shareholder proposal for simple majority voting on all matters.	/ /	FOR	/ /	AGAINST	/ /	ABSTAIN
Check appropriate box below to indicate changes				Date __________________		NO. OF SHARES
Address Change?	/ /	Name Change?	/ /	/ /	Please check this box if you plan to attend the Annual Meeting in person.

Signature(s) in Box
Please sign exactly as name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, revoking any proxy previously given, hereby appoint(s) Jerry A. Grundhofer and Lee R. Mitau, and either of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 2002 Annual Meeting of Shareholders and authorizes(s) each to vote in his discretion upon other business as may properly come before the meeting, or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, my (our) shares will be voted 'FOR' all nominees for director, "FOR" Proposal 2, "AGAINST" Proposal 3, and in the discretion of the named proxies on all other matters.

IF YOU DO NOT VOTE BY TOUCH-TONE PHONE OR INTERNET,
PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE
ENCLOSED ENVELOPE.

(SEE REVERSE SIDE TO VOTE)

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT 2002 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 16, 2002
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1—ELECTION OF DIRECTORS
CLASS I DIRECTORS—NOMINEES FOR TERMS ENDING IN 2005
CLASS II DIRECTORS—TERMS ENDING IN 2003
CLASS III DIRECTORS—TERMS ENDING IN 2004
INFORMATION REGARDING THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
Compensation Committee of the Board of Directors of U.S. Bancorp
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Estimated Annual Retirement Benefits—U.S. Bancorp Pension Plan
Estimated Annual Retirement Benefits—Additional Benefits
STOCK PERFORMANCE CHART
Total Return
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS
Audit Committee of the Board of Directors of U.S. Bancorp
PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITORS
PROPOSAL 3—SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
OTHER MATTERS
LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS
U.S. BANCORP OFFERS THREE WAYS FOR YOU TO VOTE YOUR PROXY
U.S. Bancorp 2002 Annual Meeting of Shareholders
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS